EXHIBIT 99.1


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[LOGO] ASTORIA FINANCIAL                                                 NEWS
       -----------------                                                 RELEASE
       CORPORATION
One Astoria Federal Plaza, Lake Success, NY  11042-1085  (516) 327-3000





                                          CONTACT:  PETER J. CUNNINGHAM
                                                    VICE PRESIDENT
                                                    INVESTOR RELATIONS
                                                    (516) 327-7877

FOR IMMEDIATE RELEASE

               ASTORIA FINANCIAL CORPORATION STOCKHOLDERS APPROVE
                ACQUISITION OF THE GREATER NEW YORK SAVINGS BANK

LAKE SUCCESS, NEW YORK, AUGUST 1, 1997-- Astoria Financial Corporation (Nasdaq:
ASFC) announced today that its stockholders, at a special meeting held today, have approved the proposed acquisition of The Greater New York Savings Bank (Nasdaq: GRTR) into Astoria Federal Savings and Loan Association.

         George L. Engelke, Jr., Chairman, President and Chief Executive Officer of both Astoria Financial Corporation and Astoria Federal said, "We are delighted with the overwhelming support received from our shareholders for this strategic and important acquisition. We are confident that the transaction will enhance shareholder value and provide long-term benefits for our shareholders, customers and, particularly, the communities that Astoria and The Greater serve."

         The transaction, which is subject to approval of the regulators of both Astoria Federal Savings and Loan Association and The Greater New York Savings Bank, is anticipated to close on September 30, 1997.

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loans Association, with assets of $7.7 billion is the third largest publicly traded thrift institution in New York and twelfth largest in the United States. Established in 1888, Astoria Federal operates forty-five banking offices and provides retail banking, mortgage and consumer loan services to over 250,000 customers.
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